Exhibit 99.1

TOR Minerals International Announces

Proposed Shelf Registration Statement for Shareholders

CORPUS CHRISTI, Texas, March 9, 2004 - TOR Minerals International (Nasdaq: TORM) today reported that, as previously announced, it intends to file a registration statement with the Securities and Exchange Commission covering the resale of 526,316 shares of its common stock issued in a private placement in January 2004. TOR Minerals also intends to include in the registration statement approximately 2,855,000 additional shares of common stock held by other investors, affiliates, including directors and entities they are associated with. TOR Minerals will not receive any proceeds as a result of the sales. This does not constitute an offer for sale of any of the shares of common stock.

TOR Minerals is a producer of natural titanium dioxide pigment and specialty aluminas. The Company is headquartered in Corpus Christi, TX, and operates production facilities in Corpus Christi, The Netherlands and Malaysia.

For further information contact:

Richard L. Bowers, President

361-883-5591 Ext 47

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increases, commodity price increases, delays in delivery of requirement equipment and other factors.